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Exhibit 99.1

(MAC GRAY LOGO)

Contacts: Michael J. Shea Chief Financial Officer Mac-Gray Corporation 617-492-4040 ext. 310 Email: mshea@macgray.com	Timothy D. Green Vice President Sharon Merrill Associates, Inc. 617-542-5300 Email: tgreen@investorrelations.com

Mac-Gray Reports First Quarter Earnings

CAMBRIDGE, MA, April 29, 2003—Mac-Gray Corporation (NYSE: TUC), the nation's premier laundry facilities contractor and a provider of other amenities to the multi-housing industry, and the largest provider of such services to the college and university market, today announced financial results for the quarter ended March 31, 2003.

Mac-Gray reported first quarter 2003 revenues of $36.0 million, compared with first quarter 2002 revenues of $36.8 million, a decrease of 2%. Net income for the quarter was $906,000, or $0.07 per diluted share, compared with $197,000, or $0.02 per diluted share, for the quarter ended March 31, 2002. Excluding a $0.07 per share goodwill impairment charge, earnings for the first quarter of 2002 would have been $1.1 million, or $0.09 per diluted share. The impairment charge was required to comply with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Comments on the First Quarter of 2003

"There was more strength than weakness in the quarter," said Stewart MacDonald, Mac-Gray's chairman and chief executive officer. "The strength was in the core business, which represents more than 80% of our revenue. In the face of sustained increases in apartment vacancy rates in key markets and overall weakness in the economy, the laundry route division still delivered revenues that were up slightly from the first quarter of 2002. We have been able to mitigate increasing vacancy rates with our ability to add new accounts. The equipment sales division had revenue that was 2% below last year. Combined, the two laundry divisions had revenue that was the same as last year's first quarter, but delivered an operating margin that was 2% higher, reflecting our attention to cost controls and individual account improvement.

"The MicroFridge® division was challenged again this quarter, where revenue was off 8% from last year's first quarter, and with the different MicroFridge markets having quite different levels of success. The hotel segment showed the strongest year-over-year performance, despite the widely reported softness in the hotel and travel industry. Weakness in the academic sector continues a three-year trend, with no improvement in sight for 2003, as university operating budgets continue to come under pressure. The strength we experienced in the government sector in the past year appears to have been interrupted by the precedence that the war in Iraq has taken over domestic military spending. As we continue to seek new opportunities for our MicroFridge products, we have begun marketing our units to the long-distance trucking industry, which we feel could be a worthwhile extension of our business.

"During the first quarter of 2003, Mac-Gray used part of its $4.6 million of net cash flows provided by operating activities to fund $2.5 million of business investment and to reduce total funded debt by $1.7 million. The Company also repurchased 4,700 shares of its common stock. At March 31, 2003, Mac-Gray's leverage ratio (funded debt divided by EBITDA for the preceding twelve month period) stood at less than 2.0 times, and its funded debt level stood at its lowest point in more than four years." For a reconciliation of EBITDA to Income before Provision for Income Taxes and Effect of

Change in Accounting Principle, as well as Funded Debt to Long-Term Debt and Capital Lease Obligations, see the attachments to the following financial tables.

"We've also seen some change in the acquisition environment. We closed a small acquisition of a route of approximately 550 machines in the Florida market in early April. Two other small acquisitions which total approximately 550 machines in New England and the mid-Atlantic are expected to close by the end of the second quarter. We will continue our focus on cost controls, reasonably priced acquisitions in our core business, alternative business channels for MicroFridge, and strategic initiatives to differentiate us from our competition."

About Mac-Gray Corporation

Mac-Gray derives its revenue principally through the contracting of card and coin-operated laundry rooms in multiple housing facilities such as apartment buildings, colleges and universities, condominiums and public housing complexes. Mac-Gray contracts its laundry rooms under long-term leases with property owners, colleges and universities and government agencies. These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor's premise for a fixed term, which is generally seven to ten years, in exchange for a negotiated portion of the revenue collected. Mac-Gray's laundry route business consists of approximately 30,000 multiple housing laundry rooms located in 29 states in the Northeastern, Midwestern and Southeastern United States, as well as the District of Columbia. Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions. Through its MicroFridge® division, Mac-Gray sells its proprietary MicroFridge® product, which is a combination refrigerator/freezer/microwave oven utilizing patented Safe Plug™ circuitry. The product is marketed throughout the United States to colleges and universities, the federal government, hotels and motels and assisted living facilities. Through its Copico division, Mac-Gray is a provider of card- and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York, Chicago and Florida.

Safe Harbor Statement

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements. Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts; Unaudited)

	Three months ended March 31,
	2003	2002
Revenue	$35,974	$36,758
Cost of revenue:
Cost of route revenues	18,625	18,950
Depreciation and amortization	4,247	4,181
Cost of products sold	5,510	5,508

Total cost of revenue	28,382	28,639

Operating expenses:
Selling, general and administration expenses	5,238	5,273

Income from operations	2,354	2,846
Interest and other expenses, net	799	970

Income before provision for income taxes and accounting changes	1,555	1,876
Provision for income taxes	649	773

Net income before effect of change in accounting principle	906	1,103
Effect of change in accounting principle—net of taxes	—	906

Net income	$906	$197

Net income per common share before effect of change in accounting principle—basic and diluted	$0.07	$0.09

Net income per common share—basic and diluted	$0.07	$0.02

Weighted average common shares outstanding—basic	12,681	12,652

Weighted average common shares outstanding—diluted	12,684	12,652

MAC-GRAY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,279	$5,016
Trade receivables, net	7,114	7,670
Inventory	5,608	6,186
Prepaid route rent and other current assets	9,257	8,662

Total current assets	27,258	27,534
Property, plant and equipment, net	73,852	74,928
Intangible assets, net	45,365	45,739
Prepaid route rent and other assets	13,654	14,178

Total assets	$160,129	$162,379

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$9,082	$8,850
Accounts payable and accrued expenses	18,357	20,007
Deferred rental revenues and customer deposits	1,172	1,278

Total current liabilities	28,611	30,135
Long-term debt and capital lease obligations	46,059	47,975
Other liabilities	2,516	2,760
Deferred income tax liabilities	18,116	17,821

Total liabilities	95,302	98,691
Stockholders' equity:
Common stock	134	134
Additional paid in capital	68,540	68,540
Accumulated other comprehensive loss	(1,523)	(1,723)
Retained earnings	6,572	5,805
Treasury stock	(8,896)	(9,068)

Total stockholders' equity	64,827	63,688

Total liabilities and stockholders' equity	$160,129	$162,379

MAC-GRAY CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

Reconciliation of EBITDA to income before provision for income taxes and effect of change in accounting principle:

	Three months ended March 31,
	2003	2002
	(Unaudited)
Income before provision for income taxes and effect of change in accounting principle	$1,555	$1,876
Cost of revenue depreciation and amortization expense	4,247	4,181
Operating expenses depreciation and amortization expense	297	305
Interest expense, net	842	1,035

EBITDA	$6,941	$7,397

Reconciliation of funded debt to long-term debt and capital lease obligations:

	March 31, 2003	December 31, 2002
	(Unaudited)
Long-term debt and capital lease obligations	$46,059	$47,975
Current portion of long-term debt and capital lease obligations	9,082	8,850

Funded debt	$55,141	$56,825

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Mac-Gray Reports First Quarter Earnings
MAC-GRAY CORPORATION CONSOLIDATED INCOME STATEMENTS (In thousands, except per share amounts; Unaudited)
MAC-GRAY CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)
MAC-GRAY CORPORATION SUPPLEMENTAL FINANCIAL DATA (In thousands)